UBS FINANCIAL SERVICES INC. ALTERNATIVE INVESTMENT GROUP

                     CODE OF ETHICS FOR PRINCIPAL EXECUTIVE
                          AND SENIOR FINANCIAL OFFICERS


I.       COVERED OFFICERS/PURPOSE OF THE CODE

         This code of ethics (the "Code") for the UBS Financial Services Inc. Alternative Investment Group investment companies (each, a "Fund") applies to each Fund's Principal Executive Officer and Principal Accounting Officer and other persons performing similar functions, each of whom is listed on Exhibit A (the "Covered Officers"), for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Fund;

     o    compliance   with   applicable   laws  and   governmental   rules  and
          regulations;

     o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o    accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST


         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. Policies and procedures applicable to the Fund and the Fund's investment adviser (collectively, the "Adviser") are designed to prevent, or identify and correct, violations of these provisions. The



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Code does not, and is not intended to, repeat or replace these programs and procedures, and the circumstances they cover fall outside of the parameters of the Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the Adviser of which the Covered Officers are also officers or employees. As a result, the Code recognizes that the Covered Officers, in the ordinary course of their duties (whether formally for the Fund or for the Adviser, or for both), will be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund and, if addressed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically. In addition, it is recognized by the Fund's Board that the Covered Officers also may be officers or employees of one or more other investment companies covered by this or other codes of ethics.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. Covered Officers should keep in mind that the Code cannot cover every possible scenario. The overarching principle of the Code is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

         Each Covered Officer must:

          o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

          o not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;

          o not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

          o not retaliate against any employee or Covered Officer for reports of potential violations that are made in good faith.

III.     DISCLOSURE AND COMPLIANCE

          o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Fund;

          o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's Board members and auditors, and to governmental regulators and self-regulatory organizations; and

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          o    each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and the Adviser and take other appropriate steps with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

          o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.      REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:

          o upon adoption of the Code (or thereafter, as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

          o annually thereafter affirm to the Board that he has complied with the requirements of the Code; and

          o notify Herb Janick or such other representative(s) of the UBS Financial Services Inc. Legal Department as may be designated from time to time ("Counsel") promptly if he knows of any violation of the Code. Failure to do so is itself a violation of the Code.

         Counsel is responsible for applying the Code to specific situations in which questions are presented under it and has the authority to interpret the Code in any particular situation. However, approvals, interpretations or waivers sought by any Covered Officer will be considered by a committee designated by the Fund's Board (the "Committee"). In the absence of a designation, the Committee shall be the Board.

         The Fund will follow these procedures in investigating and enforcing the Code:

          o Counsel will take all appropriate action to investigate any potential violations reported to him;

          o if, after such investigation, Counsel believes that no violation has occurred, Counsel is not required to take any further action;

          o any matter that Counsel believes is a violation will be reported to the Committee;

          o if the Committee determines that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include: review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or its board; or a recommendation to dismiss the Covered Officer;

          o the Committee will be responsible for granting waivers, as appropriate; and

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          o    any waivers of or amendments to the Code, to the extent required, will be disclosed as provided by SEC rules.

V.       OTHER POLICIES AND PROCEDURES

         The Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies and procedures of the Fund, the Adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to the Code, they are superceded by the Code to the extent that they overlap or conflict with the provisions of the Code. The Fund's, the Adviser's codes of ethics under Rule 17j-1 under the Investment Company Act and the Adviser's additional policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of the Code.

VI.      AMENDMENTS

         Except as to Exhibit A, the Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of the Fund's Board, including a majority of independent Board members.

VII.     CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to the Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or the Code, such matters shall not be disclosed to anyone other than the appropriate Funds and their counsel, the appropriate Boards (or Committees) and their counsel and the Adviser.

VIII.    INTERNAL USE

         The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.




Date:___________________


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EXHIBIT A

Gregory Brousseau
Mitchell Tanzman
Michael Mascis








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